Exhibit 5.1
OPINION AND CONSENT OF COUNSEL
August 9, 2007
Endocare, Inc.
201 Technology Drive
Irvine, California 92618
Re: Registration of 206,572 Shares Underlying Warrants
Ladies and Gentlemen:
     At your request, I have examined the Registration Statement on Form S-3 of Endocare, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 206,572 shares of the Company’s common stock, $0.001 par value (the “Stock”), issuable from time to time upon the exercise of warrants originally granted by the Company in connection with the Company’s March 2005 financing (the “Financing”).
     As the Company’s counsel, I have examined the proceedings taken by the Company in connection with the execution and delivery of the agreements relating to the Financing and the authorization of the issuance of the Stock under the warrants granted by the Company in the Financing, and such other documents as I have deemed necessary to render this opinion. For the purpose of this opinion, I have assumed that in connection with the issuance of Stock, the Company will receive consideration in an amount not less than the aggregate par value of the Stock covered by each such issuance.
     Based upon and subject to the foregoing, it is my opinion that the Stock, when issued and outstanding pursuant to the terms of the warrants granted by the Company in the Financing, will be validly issued, fully paid and nonassessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.
Very truly yours,
/s/ CLINT B. DAVIS
Senior Vice President, Legal Affairs,
General Counsel and Secretary